Exhibit 6.6

SHORT-TERM RENTAL PROPERTY MANAGEMENT AGREEMENT

This Short-Term Rental Property Management Agreement (this “Agreement”) is entered into by and between HOUSE OWNER OR MANAGING OWNER, Fundhomes I, LLC – FL02 , hereafter known as “OWNER” and Fundhomes Property Management, LLC, hereinafter called the “Property Manager” hereby covenant and agree:

1. RIGHT TO MANAGE: OWNER hereby makes, constitutes and appoints the Property Manager with full power of substitution, its true and lawful attorney-in-fact to sign and acknowledge any rental of said property pursuant to the terms hereof, and take any action necessary to enforce compliance with such rental agreements.

Property Address______300 King St, Davenport, FL 33897_____________(the “PROPERTY”)

2. TERM: The Property Manager makes significant upfront investment in time, equipment and supplies to make your unit active, so we require for a minimal contract term for our partnership with you. The term of this Agreement begins on 06/10/2022 and will be executed upon signing, with minimum contract term of twelve (12 months) from when the first guest check-in to the unit.

Auto -Renewal: This agreement will automatically renew, annually, from when the first guest check-in to the unit (Annual Renewal Date) unless written notice of termination is received.

3. MARKETING: The Owner hereby approves and gives exclusive power and authority to the Property Manager to manage the PROPERTY, advertise the PROPERTY on listing websites and all other marketing channels.

The Property Manager will create, publish, maintain professional listings of the unit to secure guest bookings. The Property Manager may use travel agents or brokers determined by the Property Manager with a goal of maximizing the bookings and monthly revenue.

4. MANAGEMENT FEES: OWNER is advised and agrees to pay the following:

The OWNER shall pay to the Property Manager, a rental property management fee of 20% of all gross income collected. Gross Rental Revenue is defined as the nightly rent collected from guests for reservation of the Unit, including pet fees and guest claims that the Property Manager successfully pursued. This management fee shall be due the Property Manager and will be deducted from each rental receipt.

In addition to rental rates, TENANTS shall pay to the Property Manager a unit-cleaning fee of for each rental period. This fee is due whether the unit is occupied by a rental tenant, OWNER as tenant or OWNER’S guest as tenant.

5. RENTAL RATES: The OWNER hereby gives authority to the Property Manager to set rental rates and terms with an objective of maximizing the rental income and occupancy percentage.

6. DISCLAIMER OF GUARANTEES: The OWNER understands and agrees that the Property Manager has made no guarantees (written or verbal) of occupancy or income levels for the property. OWNER also acknowledges that the Property Manager makes no guarantees regarding amounts of expenses and that no inducements or representations of tax benefits have been made.

7. PAYMENTS: The Property Manager shall render to the OWNER within 15 days after the end of each calendar month during which this agreement is in effect, a statement of accounts of income collected and/or expenditures made during the preceding calendar month. Along with the statement, the Property Manager shall also disburse to the OWNER all rents collected less MANAGEMENT FEES and less all disbursements made on behalf of and for the account of the OWNER. On months no revenue is collected or fees exceed revenue, OWNER shall disburse to the Property Manager, within 15 days of statement of accounts/invoices, all funds due to compensate the Property Manager for expenses.

8. COSTS: OWNER is advised and agrees to the following:

●	To supply and maintain the furnishings and keep the property in good order and repair.

●	To pay for all the running costs of the subject property, including all mortgage payments, utilities, pest control, pool/spa service, trash collection, lawn care, HOA fees and any other expenses normally associated with owning a home.

●	To pay for maintenance and replacements due to normal wear and tear and minor loss consistent with short-term rental industry standards.

●	To provide the Property Manager with all keys and instruction manual (if any) to the Property at the time of signing this Agreement. OWNER agrees to inspect the Property on or before the time of signing of this Agreement and complete an inventory, and at such time will make any necessary inventory additions, repairs or improvements. OWNER hereby represents that he/she has personally inspected the premises.

9. REPAIRS/IMPROVEMENTS/REFUNDS: The Property Manager shall contact the OWNER for approval prior to contracting for any major repairs that are not of an emergency basis. However, the Property Manager is authorized to make, at OWNER’s expense, at any cost and without prior approval, any emergency repair involving danger to life or property or for the preservation of the property and/or the safety or well-being of the persons occupying the property. The Property Manager shall also contact the OWNER for approval of replacement of worn, damaged, or non-functioning furnishings and appliances and request for approval of major housekeeping functions, such as carpet, upholstery or drapery cleaning and wall painting. While all tenant rental contracts state there is no compensation for temporary disruption of essential services of the property during the period the property is rented, the Property Manager is authorized to make rental rebates/refunds as the Property Manager deems appropriate. The Property Manager is authorized, and shall use its best efforts to correct any such problems as quickly as possible in order to maximize rental income. In the event improvements, maintenance and repairs are necessary during months when no rental revenue is received, the OWNER will be billed directly for such incurred expenses.

10. TAXES: OWNER shall be solely responsible for payment of all real estate, personal property, short- term rental and other property taxes. The Property Manager shall render to the OWNER within 15 days after the end of each calendar month during which this agreement is in effect, a short-term rental tax report made during the preceding calendar month. Short-term rental tax due on rental proceeds which are collected by the Property Manager from tenants will be paid to the appropriate governmental entities by the OWNER. OWNER is responsible for determining the applicable tax reporting and filling requirements to applicable federal, state and city authorities. This includes both income tax and filing as a result of any business entity formation, if applicable. By the end of January of the following year, the Property Manager will issue a 1099 for rental income collected in the previous year.

11. SHORT-TERM RENTAL REGULATORY LICENSE: A short-term rental regulatory license for the Property is required by the city where short-term rentals are permitted. OWNER is responsible for maintaining a short-term rental regulatory license and paying all licensing fees. In no events shall the Property Manager be liable for any penalties and lawsuits due to OWNER’s lack of the short-term rental regulatory license.

12. USE BY OWNER: OWNER, family, and personal guests will be allowed to use the property at any time if no prior reservation by the Property Manager has been made and OWNER requests and obtains confirmation of a reservation for the period in question through the Property Manager. OWNER will be charged the appropriate cleaning fee unless prior payment arrangements are made with the Property Manager. OWNER assumes all liabilities associated with personal use of the property by OWNER or OWNER’S personal guests. OWNER and OWNER’S personal guests agree to observe the standard check- in and check-out times unless arrangements are made prior to arrival through the Property Manager. OWNER may not advertise to personally reserve the home for any paid rental guests. All paid guests must follow the reservation process through the Property Manager.

13. LINENS AND SUPPLIES: OWNER shall be responsible for providing in the property at least two sets of sheets and towels. OWNER shall be responsible for providing an initial supply of paper towels, toilet paper, trash bags, dish/dishwasher soap, bar soap and/or any item the Property Manager deems necessary for each rental reservation. The OWNER may from time to time be charged for the replacement of linens/towels and supplies or be requested to purchase additional linens/towels and supplies as needed.

14. LOSS LIABILITY: The Property Manager shall not be liable for loss of OWNER’s personal property located in rental property or rents collected resulting from theft, dishonored or uncollectible checks, bank failure, declined credit card authorizations, wind, storms, accidents or other causes or events beyond its control. The Property Manager shall not be required to initiate legal actions or retain an attorney for the purpose of collection of rents, collection of damages, eviction of tenants or other persons unless directed by OWNER. Collection fees and legal fees are the responsibility of the OWNER.

15. LIABILITY INSURANCE: It is understood and agreed that the OWNER shall carry personal liability, fire and casualty insurance for the property. OWNER shall be fully responsible for all consequences of its failure to insure.

16. SALE OF PROPERTY: OWNER agrees to notify the Property Manager in writing when property is placed upon the open market for sale. OWNER agrees that property will only be shown when vacant or as coordinated through the Property Manager. The Property Manager may at its sole discretion immediately terminate this agreement without notice and transfer any pending reservations, if in the opinion of the Property Manager, rental operations of the property cannot be properly coordinated with sale and showings without any adverse effect on the quiet enjoyment of rental tenants. The Property Manager may, at the Property Manager’s discretion, limit reservations for the property to those no more than 30 – 45 days in advance of the stay so as not to further encumber the sale of the property or risk cancellation of a guest’s planned vacation stay.

17. INDEMNIFICATION – OWNER agrees that the Property Manager, its employees, agents and representatives shall not be liable for any claim for loss, accidents, injuries or illness that occur to any person or property while on the premises or its facilities unless such damage is the legal result of negligence or willful misconduct by the Property Manager, its employees, agents or representatives. The Property Manager, its employees, agents and representatives are not responsible for the loss of personal belongings or valuables of the OWNER, the tenant or their guests. OWNER agrees that they, along with all tenants/guests are expressly assuming the risk of any harm or loss arising from their use of the premises or others whom they invite to use the premise. OWNER shall indemnify and hold harmless the Property Manager, its employees, agents and representatives of the Property Manager from any such claim or liability, damages, injuries, costs and expenses related to acts, events or omissions occurring in, on or about the property, or arising out of, or in any way related to, the Property Manager’s use or time at the property, tenant’s breach of any term of the rental agreement, or any work, activity or thing done, permitted or suffered by the Property Manager in, on or about the property.

18. ARBITRATION. OWNER and the Property Manager agree that any dispute, controversy or claim arising out of or relating in any way to the Agreement including without limitation any dispute concerning the construction, validity, interpretation, enforceability or breach of the Agreement, shall be exclusively resolved by binding arbitration upon a Party’s submission of the dispute to arbitration. In the event of a dispute, controversy or claim arising out of or relating in any way to the Agreement, the complaining Party shall notify the other Party in writing thereof. Within thirty (30) days of such notice, OWNER and the Property Manager shall meet at an agreed location in Seattle, WA to attempt to resolve the dispute in good faith. Should the dispute not be resolved within thirty (30) days after such notice, the complaining Party shall seek remedies exclusively through arbitration. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after two years from when the aggrieved party knew or should have known of the controversy, claim, dispute or breach.

19. TERMINATION OF AGREEMENT: OWNER is advised and agrees to the following:

The Property Manager requires owners to provide written termination notice with an advanced notice period the same as the length of available booking window. The Property Manager requires 6-months rolling booking window and 6-month termination notice period.

Early Termination. If the Owner terminates the PM agreement with an effective date before the annual renewal date, Owner agrees to honor all confirmed bookings and allow the Property Manager to manage these bookings. In addition, the Property Manager will charge an early termination fee of $2500. If Owners are unable to honor existing Guest bookings, the Property Manager will charge an early termination fee of $5000 and 20% of Rental Revenue for every cancelled booking as the Property Manager would have to cancel bookings which will cause irreparable damage to our host profiles and negatively impact future bookings on other listings on our profile.

20. WAIVER – Failure of the Property Manager to enforce any provision of this agreement will not be deemed a waiver.

21. ENTIRE AGREEMENT – The foregoing constitutes the entire agreement between the parties and may be modified only in writing. Each section, subsection or paragraph of this Agreement shall be deemed severable. If for any reason any portion of this Agreement is unenforceable, that portion shall not affect the applicability or validity of any other portion of this Agreement. This agreement and any modifications, including photocopies, may be signed in one or more counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument. If there is more than one owner, all owners are jointly and severally liable under this Agreement.

22. RELATIONSHIP - Nothing in this Agreement shall constitute OWNER and the Property Manager partners or in any manner render either party liable for the obligations of the other, unless expressly set forth herein.

23. CONSTRUCTION OF TERMS: If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.

24. GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Washington.

25. AMENDMENT: No amendment or modification of this Agreement, or any provision thereof, shall be valid unless agreed upon in writing signed by both parties.

26. NO CONFLICT: The Parties represent and warrant that it has not previously assumed any obligations which are inconsistent with those undertaken under this Agreement.

27. PMA Amendment: The Property Manager reserves the right to make updates to this PM Agreement. Amendments to this PM Agreement will be summarized and communicated via written communication. Amended PM Agreement will be in effect immediately. Owners are encouraged to contact the Property Manager on any questions regarding this PM Agreement.

Accepted by OWNER- Managing OWNER: Fundhomes I, LLC – FL02

Signature:	Date:	06/09/2022

Name:	Ming Zhu

Property Manager: Fundhomes Property Management, LLC

Signature:	Date:	06/09/2022

Name:	Ming Zhu

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